UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CLST HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

Timothy S. Durham Manoj Rajegowda Robert A. Kaiser MC Investment Partners, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESS RELEASE

On July 24, 2007, Timothy S. Durham issued the following press release:

FOR IMMEDIATE RELEASE

MOOREHEAD COMMUNICATIONS SUPPORTS DURHAM SLATE

Timothy S. Durham announced today that Moorehead Communications and its affiliates Steve Moorehead, Scott Moorehead, Kevin Wendall and Highland Realty have indicated that they will support Mr. Durham’s nominees for election to the board of directors of CLST Holdings, Inc., formerly known as CellStar Corporation, (the “Company”) (OTC Pink Sheets: CLHI) at its upcoming annual meeting. Collectively, Moorehead Communications and its affiliates hold in excess of 751,000 shares of the Company’s shares, all of which will be voted for Timothy S. Durham, Manoj Rejegowda and Robert Kaiser.

Mr. Durham and the Company have proposed competing slates of nominees. Whoever is elected at the annual meeting of stockholders on July 31, 2007 will oversee the liquidation and dissolution of the Company’s assets and business. Scott Moorehead told Mr. Durham that he believes the Durham nominees will do a better job of reducing the Company’s operating expenses and increasing liquidating dividends to the Company’s stockholders than the slate proposed by the Company. Among other things, Mr. Moorehead noted to Mr. Durham that the Company’s nominees have little experience with the Company’s operations, while Durham’s nominee Robert Kaiser is the Company’s former Chief Executive Officer.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO MR. DURHAM’S AND THE COMPANY’S SOLICITATION OF PROXIES FROM THE STOCKHOLDERS FOR USE AT THE UPCOMING ANNUAL MEETING OF STOCKHOLDERS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN MR. DURHAM’S AND THE COMPANY’S PROXY SOLICITATIONS. DEFINITIVE PROXY STATEMENTS AND FORMS OF PROXY ARE AVAILABLE TO STOCKHOLDERS OF CLST HOLDINGS, INC. AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV

For Information, Contact:
Timothy Durham, +1-317-237-4055,
tsdurham@msn.com

OUTLINE FOR DISCUSSION WITH AN INVESTOR

BULLET POINTS FOR DURHAM NOMINEES

1)	Three fundamental business issues face the Company as it tries to return the maximum value to stockholders:

a)	Reducing Expenses - each $200,000 in expense reduction is worth 0.01 per share.

b)	Liability Limitation - again, each $200,000 in liability limitation is worth $ 0.01 per share. There are going to be tough negotiations over the asset sale hold backs.

c)	Asset Maximization - obtaining the highest value for the remaining assets

2)	Durham’s nominees are best prepared to do this job:

a)	Kaiser knows more about the business, the contracts and the remaining assets that anyone else

1.	Outstanding note from Julian - RAK has only relationship - $500,000 - $600,000

2.	Peru Note $100,000 - RAK has only relationship

3.	Escrow - Mexico - RAK has only relationship, negotiated deal

4.	Brightpoint - Indemnity Challenge likely - RAK and Durham have only relationship - $18,000,000 at risk

b)	All three nominees will gain substantially from distributions to stockholders, thus aligning their interests directly with stockholders

3)	Management’s nominees have not proven themselves good at this process

a)	They have not acted to date until we’ve sued them

b)	Estimates of distributions continue to drop

c)	Likely an example of not knowing the business. This does not bode well for negotiations with asset/business Purchasers over the purchase price hold backs.

d)
Kesler is being paid $300 an hour for work that Durham nominees would do for free. 1000 hours for the period from April though the end of service is 1.5 cents per share ( and likely more than the cost of the proxy fight.)

e)	Employee head count seems high

f)	Management nominees benefit from fees, since they have little invested in the company. Prolonging the process benefits them more than high distributions.